                                                                    EXHIBIT 99.1

                                  PRESS RELEASE


                            (VERITAS DGC INC. LOGO)

                         VERITAS DGC INC. ANNOUNCES ITS
              2003 FOURTH QUARTER AND FISCAL YEAR FINANCIAL RESULTS


HOUSTON, TEXAS - SEPTEMBER 3, 2003 - Veritas DGC Inc. (the "Company") (NYSE &
TSE: VTS) today announced financial results for its fiscal year 2003 fourth quarter and fiscal year ended July 31, 2003. Revenue and earnings with the comparative amounts for the corresponding periods of fiscal year 2002 are as follows:

                                                   THREE MONTHS ENDED        FISCAL YEAR ENDED
                                                         JULY 31,                 JULY 31,
                                                  --------------------      --------------------
                                                    2003         2002         2003         2002
                                                  -------      -------      -------      -------
                                                       (millions, except per share amounts)
           Revenue                                $ 119.5      $ 105.4      $ 503.0      $ 455.7

           Net loss                                 (58.9)       (46.5)       (48.2)       (23.2)

           Loss per share - diluted                 (1.76)       (1.43)       (1.45)       (0.71)

         The results for the quarter have been impacted by the following charges:

                                                                   THREE MONTHS ENDED
                                                                      JULY 31, 2003
                                                          ------------------------------------
                                                 Notes    (millions, except per share amounts)
     Goodwill impairment                           1                     $ 39.3*
     Sale of (RC)2 software operation              2                        7.6*
     Multi-client survey impairment                3                        4.9*
                                                                         ------
     Total operating charges                                               51.8
     Tax adjustments                               4                        8.1
                                                                         ------
     Total charges                                                       $ 59.9
                                                                         ======

     Total charges per share                                             $ 1.79

*  No tax benefits were recognized on the operating charges

1. Impairment of goodwill due to reduced profitability of the applicable reporting unit, lower Company public valuation, and the pending sale of the
   (RC)2 unit. Of the total write-off, $25.1 million relates to the acquisition of (RC)2 in February 2001. No goodwill remains after the impairment.
2. Expected loss on pending sale of the (RC)2 software operation.

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3. Impairment of a multi-client survey in the Gulf of Mexico.
4. Additional valuation allowance on deferred tax assets and year-end tax adjustments.


Dave Robson, Chairman and Chief Executive Officer commented, "The disappointing results for the quarter are indicative of the current state of the seismic industry. Despite strong oil company cash flows, we continue to experience lackluster activity and depressed pricing levels. Based on this environment, we have begun a shift toward more contract work, which has lower margins than multi-client but improves our immediate cash flow. The shift was particularly dramatic this quarter, as several potential multi-client sales slid into future quarters. On a positive note, we generated positive free cash flow for the year through a combination of increased cash flows from operating activities and a significant reduction in capital and multi-client spending. We expect to continue to generate positive free cash flow in 2004."

Mr. Robson added, "Veritas has always prided itself on maintaining conservative accounting practices where subjectivity is involved. Due to changes in the multi-client business environment, we plan to adopt a more conservative multi-client amortization policy in the first quarter of fiscal 2004. This policy subjects all of our surveys to a minimum amortization beginning on the date of survey completion."

Mr. Robson concluded, "Although the seismic industry is experiencing a lull right now, Veritas will continue to invest prudently in its people and infrastructure to remain an industry leader. We remain committed to this business and look forward to better times ahead."


Revenue for the fourth quarters and fiscal years ended July 31st consisted of the following:


                                                  THREE MONTHS ENDED    FISCAL YEAR ENDED
                                                       JULY 31,              JULY 31,
                                                  ------------------    -----------------
                                                   2003       2002       2003       2002
                                                  ------     ------     ------     ------
                                                                 (millions)
     Multi-client:
        Marine                                    $ 38.3     $ 46.6     $162.9     $176.6
        Land                                         8.2        7.2       57.1       49.3
                                                  ------     ------     ------     ------
               Total multi-client                   46.5       53.8      220.0      225.9

     Contract:
        Marine                                      41.5       20.9      126.7       86.7
              Land                                  31.5       30.7      156.3      143.1
                                                  ------     ------     ------     ------
               Total contract                       73.0       51.6      283.0      229.8
                                                  ------     ------     ------     ------
               Total revenue                      $119.5     $105.4     $503.0     $455.7
                                                  ======     ======     ======     ======


MULTI-CLIENT REVENUE

Multi-client revenue was at the lowest level since the fourth quarter of fiscal 2001, with multi-client revenue decreasing by 14% compared to the fourth quarter of fiscal year 2002. This was primarily due to a 65% decline in Gulf of Mexico sales and a reduction in in-progress multi-client projects. Land multi-client revenue increased by 14% compared to the fourth quarter of 2002 due primarily to two well-funded US surveys.

Cash spending on multi-client was $29.0 million during the quarter and the net multi-client library balance at the end of the fiscal year was $371.9 million.

CONTRACT REVENUE

Contract revenue increased by 41% from the fourth quarter of fiscal year 2002, with most of the increase coming in the marine acquisition operation with projects in the Gulf of Mexico, Trinidad and Asia Pacific. The contract land business was up by 3%.

OPERATING LOSS

The Company incurred an operating loss of $46.6 million for the quarter due to the charges detailed above and lower gross margins. Excluding both current and prior fourth quarter unusual charges, $51.8 million and $65.4 million respectively, the Company experienced a 71% decline in operating income primarily due to reduced multi-client margins. Multi-client margins, excluding the Gulf of Mexico survey impairment, were 8% compared to 43% in last year's fourth fiscal quarter due to cost overruns on a survey in Nigeria and low levels of sales in the Gulf of Mexico. Contract margins however, improved to 10% of revenue from a loss in the prior year's fourth quarter.

OTHER

Interest expense increased by $0.4 million from the prior year's fourth quarter due to a higher amount of outstanding debt, partially offset by lower interest rates, and the amortization of the costs associated with executing the current bank facility. Other income of $0.7 million represents primarily interest income on the Company's cash balances.

Income tax expense of $8.9 million for the quarter primarily resulted from increased valuation allowances on deferred tax assets. The effective tax rate excluding unusual items was 45% for the quarter and fiscal year.

BACKLOG

The Company's backlog increased slightly to $173.2 million as of July 31, 2003 compared to $172.3 million as of the end of the third quarter, and declined from $216.4 million as of the prior fiscal year end.

CHANGE IN MULTI-CLIENT ACCOUNTING FOR FISCAL YEAR 2004

Beginning in the first quarter of fiscal 2004, the Company will be changing its multi-client accounting policy to include minimum amortization of surveys from their date of completion, as compared to the current practice of amortizing the surveys in the last 24 months of their book lives. The minimum amortization will be calculated on a straight-line basis over five years for all surveys. This change will result in a catch-up adjustment of $22.0 million that will be recognized as additional amortization expense during the first quarter of fiscal year 2004. The effect of this change on future income is dependent upon the sales of each individual survey, as the Company will continue to use the sales forecast method as the primary means of calculating cost of services. The change may result in potentially higher cost of services in any individual period going forward. Excluding the catch-up adjustment, minimum annual amortization for fiscal year 2004 based upon the new accounting method will be $47.8 million, although the total amortization is expected to be higher based on expected survey sales during the year.

OUTLOOK

We are expecting little change in the operating environment during fiscal 2004. Due to continued focus on current cash flow, the Company plans to shift more of its resources from the multi-client business into the price sensitive, lower margin, contract market. Given normal levels of pre-funding, this will reduce the amount of revenue from new library projects and increase the Company's reliance on less predictable shelf sales. The Company projects positive free cash flow for 2004, with higher capital spending offset by a reduction in spending on multi-client projects.

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A conference call is scheduled for Thursday, September 4th, at 9:00 a.m. EST.
Following a brief presentation, participants will have the opportunity to ask questions. The dial-in number to participate is 800.218.0204. Should you have difficulty with the aforementioned "800" number, phone 303.262.2141 to be connected toll free.

There will also be a real-time webcast of the conference call with a slide presentation on the Company's website, www.veritasdgc.com. Windows Media player software is required and is available, free of charge, for download through the website. Individuals accessing the webcast will listen only and will not have the capability to take part in the Q&A session.

To hear the audio replay, interested persons can phone 800.405.2236 or
303.590.3000 or to access the webcast replay with slide presentation visit the website at www.veritasdgc.com. Both replays will be available until the close of business Thursday, September 18, 2003.

The Company defines free cash flow as cash from operating activities less cash multi-client spending and capital expenditures. This non-GAAP liquidity measure is useful as an addition to the most directly comparable GAAP measure of "cash provided by operating activities" because free cash flow includes investments in operational assets and therefore presents a full picture of cash flow from ongoing operations. This measure excludes items such as proceeds from the disposal of assets, cash paid for acquisitions and all financing activities. A reconciliation of free cash flow to cash provided by operating activities is attached, after the financial summary.

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects. All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions. These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical services and technologies to the petroleum industry worldwide.

                                       ###

For additional information, please contact:

Mindy Ingle, Investor Relations                                   (832) 351-8821
Matt Fitzgerald, Executive Vice President, Chief Financial Officer and Treasurer

Visit the Company's website at veritasdgc.com

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                        VERITAS DGC INC. AND SUBSIDIARIES

                                    UNAUDITED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)



                                                         THREE MONTHS ENDED            FISCAL YEAR ENDED
                                                              JULY 31,                      JULY 31,
                                                      ------------------------      ------------------------
                                                        2003           2002           2003           2002
                                                      ---------      ---------      ---------      ---------
Revenue                                               $ 119,537      $ 105,415      $ 503,001      $ 455,683
Operating expenses:
    Cost of services                                    106,546         78,763        425,217        353,178
    Research and development                              2,303          3,094         11,630         11,475
    General and administrative                            5,467          5,877         27,211         23,763
    Loss on pending (RC)2 sale                            7,627          7,627
    Impairment of multi-client surveys                    4,893         55,204          4,893         55,204
    Merger costs                                                        10,191                        14,607
    Impairment of goodwill                               39,263                        39,263
                                                      ---------      ---------      ---------      ---------
Operating loss                                          (46,562)       (47,714)       (12,840)        (2,544)
Interest expense                                          4,175          3,778         18,534         13,628
Other expense (income), net                                (731)         4,005            498          1,786
                                                      ---------      ---------      ---------      ---------
Loss before provision for income taxes                  (50,006)       (55,497)       (31,872)       (17,958)
Income tax expense (benefit)                              8,926         (8,980)        16,279          5,192
                                                      ---------      ---------      ---------      ---------
Net loss                                              $ (58,932)     $ (46,517)     $ (48,151)     $ (23,150)
                                                      =========      =========      =========      =========

Diluted Earnings Per Share:
    Weighted average common shares                       33,462         32,491         33,305         32,409
    Loss per common share                             $   (1.76)     $   (1.43)     $   (1.45)     $   (0.71)

Supplemental Data:
    Cash                                                 72,626         10,586         72,626         10,586
    Multi-client data library                           371,949        336,475        371,949        336,475
    Interest-bearing debt                               194,225        140,000        194,225        140,000
    Depreciation and amortization, gross                 16,856         16,842         72,664         68,341
    Depreciation and amortization, net of amounts
       capitalized to multi-client library               12,102          8,906         48,304         39,097
    Multi-client amortization, excluding
       impairments                                       35,220         25,720        142,029        115,287

Free Cash Flow:
    Cash from operating activities                       38,572         36,884        200,714        185,272
    Less:
        Multi-client expenditures, net cash              29,041         41,985        151,693        169,039
        Capital expenditures                             10,967         15,036         30,497         87,096
                                                      ---------      ---------      ---------      ---------
    Free cash flow                                       (1,436)       (20,137)        18,524        (70,863)
